Exhibit 23.2 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (No. 333-233694, No. 333-227332, No. 333-221118, No. 333-220341, No. 333-203192, No. 333-190472 and No. 333- 172711) on Form S-8 of NXP Semiconductors N.V. of our report dated February 27, 2020, with respect to the consolidated statements of operations, comprehensive income, cash flows and changes in equity of NXP Semiconductors N.V. and subsidiaries for the year ended December 31, 2019, and the related notes, which report appears in the December 31, 2021 annual report on Form 10-K of NXP Semiconductors N.V. /s/ KPMG Accountants N.V. Amstelveen, the Netherlands February 24, 2022